Amended filing, September 14, 2010,
to correct ISIN number on page 2 of the
Free Writing Prospectus
filed pursuant to Rule 433
Registration Statement Nos. 333-159335 and
333-159335-01
September 8, 2010
Final Term Sheet
TOTAL CAPITAL
(A wholly-owned subsidiary of TOTAL S.A.)
$1,000,000,000 2.300% Guaranteed Notes Due 2016
Guaranteed on an unsecured, unsubordinated basis by
TOTAL S.A.

Issuer	Total Capital

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	2.300% Guaranteed Notes due 2016

Total initial principal amount being issued	$1,000,000,000

Issue Price	99.754

Pricing date	September 8, 2010

Expected settlement date	September 15, 2010 (T+5)

Maturity date	March 15, 2016, unless earlier redeemed

Optional redemption terms	Make-whole call at Treasury Rate plus 15 basis points

Tax call

Interest rate	2.300% per annum

Benchmark Treasury	1.250% due August 2015

Benchmark Treasury Price	99-01 3/4

Benchmark Treasury Yield	1.448%

Spread to Benchmark Treasury	90 bps

Yield to Maturity	2.348%

Date interest starts accruing	September 15, 2010

Interest payment dates	Each September 15 and March 15

First interest payment date	March 15, 2011

Regular record dates for interest	Each September 1 and March 1

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$1,000 and increments of $1,000

CUSIP/ ISIN	89152U AE2 / US89152UAE29

Selling restrictions	European Economic Area, France, UK, Canada, Hong Kong, Singapore, Japan

Managers	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free 1-800-854-5674, by calling Deutsche Bank Securities Inc. toll-free 1-800-503-4611, or by calling Morgan Stanley & Co. Incorporated toll-free 1-866-718-1649.

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